Exhibit 16.1

April 26, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Universal Truckload Services, Inc and subsidiaries as of December 31, 2012 and 2011 and under the date of March 18, 2013, we reported on the consolidated financial statements of Universal Truckload Services, Inc and subsidiaries as of and for the years ended December 31, 2012 and 2011 and the effectiveness of internal control over financial reporting as of December 31, 2012. On April 24, 2013, we resigned, effective upon completion of our review of the consolidated financial statements as of and for the quarter ended March 30, 2013.

We have read Universal Truckload Services, Inc and subsidiaries statements included under Item 4.01 of its Form 8-K dated April 26, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with Universal Truckload Services, Inc.’s statements that the Audit Committee has selected BDO USA, LLP, subject to the completion of standard client acceptance procedures, to be the new independent registered public accounting firm for the fiscal year ending December 31, 2013 or that BDO USA, LLP was or was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Universal Truckload Services, Inc’s consolidated financial statements or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP